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                                                                   EXHIBIT 10.49

                          STRATEGIC ALLIANCE AGREEMENT

This STRATEGIC ALLIANCE AGREEMENT ("Agreement") is entered into as of November 8, 1999, (the "Effective Date") by and between Cyberworld International Corporation ("Cyberworld" or "CW") with its place of business located at 25 Watline Avenue, Suite 202, Mississauga, Ontario L4Z2Z1 and Stan Lee Media, Inc. ("SLM"), with its place of business located at 15821 Ventura Blvd., Suite 675, Encino CA 91436.

WHEREAS, Cyberworld is the leading developer and provider of visual and interactive, multi-media, 2-D and 3D graphics technology used to create multi-dimensional environments ("QBORGS"), including but not limited to web site environments; and digital media; and

WHEREAS, SLM is an internet-based, multi-media company which produces original branded animated characters and content and / or represents the properties of third parties (collectively SLM Products").

WHEREAS, the parties desire to enter into a strategic relationship in order to license SLM to use certain Cyberworld technology and products to market, enhance and/or promote SLM web sites, SLM Products and to provide web hosting services by CW for such SLM web sites;

NOW, THEREFORE, in consideration of the covenants and conditions contained herein, the parties agree as follows:

1. DEFINITIONS

The following terms have the following meanings when used in this Agreement:

"CLIENTS" shall mean the customers of SLM who:

        (i) access any SLM web site or use SLM digital media to access and or download the SLM or CW Browser; and or the SLM or CW Personal Edition Builder as defined herein, and / or
        (ii) access and or download from any SLM web site or digital media, directly or indirectly to buy or use SLM or CW properties created with CW technology or for use with CW technology, and/or
        (iii) access using the CW 3D mail capability, QBORGS and or SLM or CW properties, created by or intended to be used ,within QBORGS created using CW technology
        (iv) contract with SLM to develop QBORGS or publish QBORGS to the web (direct or through 3D mail), to Digital Media or to printed media, as defined herein for use on any SLM web site or associated Digital Media.

"CW BROWSER" means the patents pending, multi-dimensional, multi-media, split window CW product used to view certain Internet web sites or certain aspects of certain such web sites, provided to SLM by CW and subject to the terms and conditions of this Agreement.

"SLM BROWSER" means the CW Browser modified by CW on behalf of SLM to create a branded personal viewer for SLM to use on SLM web sites and/or associated Digital Media.



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"CW BUILDER" means the patents pending CW Technology Edition product which can be used by SLM personnel (employee or contractors ) to create and modify SLM QBORGS.

"SLM PERSONAL EDITION BUILDER" means a customized version of the current free CW Personal Edition builder product which can be used by SLM Clients to create QBORGS.

"DIGITAL MEDIA" means all digital media including but not limited to CD's and DVD's that may contain QBORGS, SLM and/or CW Browsers, and/or SLM and/or CW Personal Edition Builders developed and/or provided by SLM for the use by its Clients.

"DOCUMENTATION" means the user guides and manuals, as applicable, provided by CW as part of the CW technology, if any.

"GROSS REVENUE" means any revenue generated (or amounts used as off-sets) by the creation, producing and/or publishing of QBORGS or Digital Media and any sums received by SLM from any participating Client to create (whether in part or whole) such QBORGS or Digital Media.

"QBORGS" means a binary object relationship grid developed using the patents pending CW technology with the end result being either a web property or web site or both.

"ROYALTIES" shall mean all amounts due to CW relating to any financial consideration received by SLM, in any form such as but not limited to royalties, commissions, QBORG fees, advertising, sponsorship fees, publishing to digital media, etc. that result directly or indirectly from the use of the CW technology by SLM. Royalties shall be calculated upon the gross value of any transaction between SLM and any Client related to the use of CW technology and/or development of QBORGS and ancillary products such as collectables and Theme Paks (defined as collection of objects, images, sounds, etc. which applies to a particular theme that can be used in conjunction with QBORGS).

"SOFTWARE LICENSE AGREEMENT" means the licensing document or "click-wrap" which may be included with the CW technology pursuant to this Agreement. Software is licensed not sold.

2. RIGHTS GRANTED

2.1 CW LICENSING RIGHTS GRANTED RE TECHNOLOGY EDITION PRODUCTS. Subject to CW's standard Software License Agreement, CW hereby grants to SLM a limited, non-exclusive right and license to use the CW Browser and CW Builder in order to develop and view QBORGS for use by SLM and SLM Clients. The license is restricted and is for the sole use of SLM in its facilities in Encino, California. This license does not permit SLM to sell, lend, give away or allow its Clients, employees, contractors, other SLM companies or third parties to use the CW Browser and/or the CW Builder in any manner not contemplated specifically in this Agreement.

Subject to the payment of Royalties as identified herein this license does provide for SLM to use the CW Browser and CW Builder to create QBORGs for use internally in creating, maintaining and viewing its web site and for the creation, maintenance and web distribution of SLM and CW web based properties that utilize either SLM properties and / or properties that SLM represents. This license also provides for the use of the CW Browser and CW Builder to create and view



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QBORGs that will be downloaded from the SLM web sites, or published to Digital
Media and / or distributed through CW 3D mail capabilities.

2.2 CW LICENSING RIGHTS GRANTED RE PERSONAL EDITION PRODUCTS. Subject to CW's standard Software Licensing Agreement, CW hereby grants to SLM a limited, non-exclusive right and license to use and distribute the free version of the CW Browser and CW Builder. These products may be used to create and view QBORGS that incorporate ancillary products such as Theme Paks or other properties created by SLM, CW or third parties, subject to the payment of Royalties as defined herein. This license does not give SLM or any other party the right to use these products in any manner not contemplated specifically in this agreement.

2.3 CW LICENSING RIGHTS GRANTED RE SLM CUSTOMIZED PERSONAL EDITION PRODUCTS. Subject to CW's standard Software Licensing Agreement, CW hereby grants to SLM a limited, non-exclusive right and license to use and distribute the SLM Browser and SLM Personal Edition Builder to its Clients. These custom products may be used to create and view QBORGS that incorporate ancillary products such as Theme Paks or other properties created by SLM, CW or third parties, subject to the payment of Royalties as defined herein. This license does not give SLM or any other party the right to use these products in any manner not contemplated specifically in this agreement.

2.4 CW LICENSING RIGHTS GRANTED TO SLM RE POINTS 2.1, 2.2 AND 2.3. The licensing rights granted pursuant to this Agreement and defined in points 2.1, 2.2, 2.3 include the right for SLM to use the CW Browser, CW Builder, SLM Browser and/or SLM Personal Edition Builder to create revenue streams which will be shared with CW as defined herein. Revenue streams can include, but are not limited to, charging for the use any SLM Personal Edition Builder, building QBORGs for resale, licensing, renting, charging for the download of Theme Paks and other SLM properties, web products and ancillary products, etc. to create and conduct advertising campaigns on the CW Browser and/or SLM Browser within the QBORGS, to conduct 3D mail campaigns, publish to Digital Media and/or charging Clients or customer sponsorship fees. This license does not give SLM or any other party the right to create revenues from the use of the CW products in any manner not contemplated specifically in this Agreement.

2.5 CW BROWSER RIGHTS

        2.5.1 The intention of this agreement is to provide a browser that is branded for use by SLM and customized to reflect the image that SLM wishes to portray in the web community.

CW will provide SLM with three branding positions on the SLM Browser. The upper right hand corner of the SLM Browser has a programmable box that may be used as a "logo" position. The top corner of the upper left hand portion of the SLG Browser may be used for a descriptive name, and the lower left hand corner may be used to highlight the specific SLM program or property being viewed by the Clients. SLM acknowledges that the term "Powered by Cyberworld " will be prominently displayed on every SLM Browser.

CW will undertake to customize the SLM Browser cosmetically to reflect the image that SLM wish it to have. SLM acknowledges that the cost of the non-recurring engineering resources (NRE) to customize the SLM Browser will be to the account of SLM.




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        2.5.2 In addition, there will be a fourth programmable position or field which will be located on the bottom and in the center of the SLM Browser . The intent is that this position may be used for promotional purposes and, provided this Agreement is in good standing, the usage will be subject to the restrictions and payments of Royalties to CW as defined herein.


2.6     QBORGS RIGHTS

        2.6.1 Subject to the payment of Royalties fees as indicated in Schedule A, and provided this contract is in good standing, CW hereby grants to SLM a license to use the CW Builder in order to build QBORGS for SLM Clients for use on the SLM web site or associated Digital Media.

        2.6.2 The QBORG development rights granted herein for the SLM or any other rights granted pursuant to this Agreement, do not permit SLM or any affiliated or related organization to build web sites or develop Digital Media outside the SLM web sites or associated Digital Media using CW technology. In addition, except as expressly permitted under this Agreement, the rights granted under this Agreement do NOT permit SLM or any other related or non related entity or individual(s) to, use, show or publish QBORGS built by SLM on any Digital Media or, for use on any web site other than SLM web sites or Digital Media relating to such web sites.

        2.6.3 SLM shall be solely responsible for providing first level support ("First Level Support") to its Clients unless mutually agreed in writing otherwise. First Level Support means that SLM Clients will contact SLM directly for any and all problems related to QBORGS or associated Digital Media. It is the responsibility of SLM to resolve such problems. If such problems cannot be resolved, SLM and only SLM may contact CW for second level support. CW may charge SLM for any and all time that CW spends providing support to SLM on problems if it is determined by CW that the problem is not attributable to the CW technology. CW also reserves the right to renegotiate the maintenance agreement and rates as relates to this Section 2 if SLM or its' designate are unable to provide the level of First Level Support necessary to ensure Client satisfaction to the degree deemed appropriate by CW.

        2.6.4 SLM MUST SATISFY CW COUNSEL THAT THE SLM AGREEMENTS BETWEEN SLM AND CLIENTS PROVIDE COMPLETE PROTECTION OF CW RIGHTS AND INTELLECTUAL PROPERTY RELATIVE TO THE CLIENTS USE OF THE QBORGS AND/OR DIGITAL MEDIA. SUCH AGREEMENTS MUST CLEARLY INDICATE THAT NEITHER SLM OR THEIR CLIENTS, THEIR AFFILIATES OR SUBDIVISIONS HAVE ANY RIGHTS TO THE CW TECHNOLOGY BEYOND THOSE GRANTED WITH THE SLM BROWSER AND THE SLM PERSONAL EDITION BUILDER, NOR TO ANY QBORGS CREATED BY SLM OR CW ,DIRECTLY OR INDIRECTLY, OTHER THAN TO USE IT ON THE SLM WEB SITE AND/OR ASSOCIATED DIGITAL MEDIA. IN ADDITION, SUCH AGREEMENTS MUST CLEARLY STATE THAT UPON TERMINATION OF THIS AGREEMENT OR, UPON THE TERMINATION OF THE AGREEMENTS BETWEEN SLM AND ANY CLIENT, THE CLIENT, LOSES ALL RIGHT TO USE, SHOW, COPY OR PUBLISH QBORGS.

2.7 DIGITAL MEDIA LICENSING RIGHTS. CW hereby grants to SLM the limited non-exclusive right and license to use the CW Browser, SLM Browser, CW Builder and/or SLM Personal Edition Builder in order to produce, publish and distribute Digital Media with QBORGS,



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including advertising to promote the SLM web sites and/or for Client promotional purposes related to the SLM web sites subject to the following:

    1. Providing revenue is not derived from Digital Media publishing and distribution, this activity shall be Royalty free. However, should any Gross Revenue be derived from such Digital Media publishing and distribution, Royalties would be due and payable to CW as identified herein.

    2. Should SLM derive any Gross Revenue from the creation, publishing and/or distribution, etc. of the Digital Media, SLM shall pay to CW the Royalties in accordance with Schedule A.

2.8 LIMITATIONS ON USE BY SLM. SLM shall not use or duplicate the CW technology for any purpose other than as specified in this Agreement or make the CW technology available to unauthorized third parties. SLM shall not rent, electronically distribute, or timeshare the CW technology or market the CW technology by interactive cable or remote processing services or otherwise distribute the CW technology other than as specified in this Agreement. SLM agrees not to cause or permit the reverse engineering, disassembly, or decompilation of the CW technology.

2.9 CW INTELLECTUAL PROPERTY RIGHTS. CW and its suppliers shall retain all title, copyright, and other proprietary rights in the CW technology as provided to SLM by CW pursuant to this Agreement, or any modifications or translations thereof. SLM, and/or SLM's Clients do not acquire any rights, title or interest in the CW technology other than those rights specified in this Agreement.

2.10 SLM PRODUCT RIGHTS. In consideration of the rights and option to purchase warrants, as indicated in Schedule A, granted here, SLM hereby grants to CW the perpetual, limited, non-exclusive, worldwide right and license to use, distribute, sublicense the SLM Products in order to promote CW technology. CW shall not use or duplicate the SLM Products for any purpose other than as specified in this Agreement or make the SLM Products available to unauthorized third parties

2.11 SLM INTELLECTUAL PROPERTY RIGHTS. SLM shall retain all title, copyright, and other proprietary rights in the SLM Products, any modifications or translations thereof. CW, and/or CW's customers do not acquire any rights, title or interest in the SLM Products other than those rights specified in this Agreement.

3. SLM WEB SITE HOSTING SERVICES

CW HOSTING SERVICE. CW shall provide hosting services for the SLM web site that include QBORGS via a CW provided server which shall be located on the SLM communications backbone and located at the SLM site. SLM shall be responsible for maintenance of the CW provided server and SLM web site. Title to and ownership of the CW provided server shall remain with CW. In addition, SLM shall be solely responsible for providing high quality and speed communications links (T3 or better) to the CW provided server. CW reserves to right to test and either accept or reject any communication link which fails to meet the quality and speed CW determines is necessary to support the SLM web site. CW is free to add third party web sites to the



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CW provided server and shall be solely responsible for maintenance of such third party web sites.

4. ANNUAL MAINTENANCE

4.1 MAINTENANCE AND SUPPORT. CW will provide direct support to SLM for the versions of the software provided to SLM through the term of the. Under this level of support SLM will be entitled to any and all maintenance releases of the CW Viewer and CW Builder products released by CW during the term of the Agreement and to email and phone support during the hours of 9:00 am - 6:00pm EDT, Monday through Friday. Primary contacts will be designated for CW and SLM through whom these communications will take place.

4.2 FIRST LEVEL SUPPORT. SLM will be responsible for providing first level support to its Clients throughout the term of the Agreement unless mutually agreed in writing otherwise. CW would be pleased to provide second line support if requested by SLM under mutually agreed upon terms and conditions terms.

4.3 CUSTOMER SATISFACTION. CW reserves the right to renegotiate the support component of this Agreement and take over direct support if , CW, deems that SLM or its' designate is unable to provide the level of first line support necessary to ensure customer satisfaction to the degree deemed appropriate by CW.

5. RESPONSIBILITIES OF THE PARTIES

5.1 SLM RESPONSIBILITIES. In addition to any other obligations of SLM under this Agreement, SLM shall be responsible for the following:

     5.1.1 SLM shall provide to CW the most current release of the SLM Products and any new SLM Products, as such new SLM Products are developed by SLM, during the term of this Agreement.

     5.1.2 SLM shall actively produce and maintain the SLM web siteand/ or web properties using the SLM Browser or any other CW technology.

     5.1.3 SLM shall work with CW to facilitate and create the required software links to the CW web site necessary to fulfill the transactions contemplated in this Agreement, including without limitation, a prominent button on the home page of any SLM web site which includes the button "Powered by CyberWorld".

     5.1.4 SLM shall provide sufficient proof to CW, as determined solely by CW, that SLM has the capability to track the number of end-users who use the Internet viewing any web site through the use of the SLM Browser. Should CW determine that the SLM tracking system is inadequate to track such end-user, then any decrease in Royalties shall be null and void until such time as CW is satisfied with such tracking.

     5.1.5 SLM will ensure that CW will be fairly and promptly compensated, as per the terms of this Agreement, for all revenues received by the SLM from all sources directly or indirectly during the term of this Agreement.

     5.1.6 SLM shall maintain books and records in connection with the activities under this Agreement and make such books and records available to CW in accordance with Section 7 herein below.

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     5.1.7  SLM agrees it will acknowledge, on a best efforts and reasonable basis, to identify CW as the technology used in the development of the SLM Browser web site and include the language "Powered by Cyberworld" in any and all publicity of any kind related to such web sites, including without limitation, any Digital Media.

     5.1.8 SLM shall prominently display "Powered by Cyberworld" on any and all SLM Browser web site home pages.

     5.1.9 SLM will work with CW in conducting joint press conferences from time to time with regards to the SLM Browser web sites, including the direct involvement of Stan Lee.

     5.1.10 SLM shall ensure that its agreements with Clients provide protection of the rights of CW relative to CW technology and/or and its use thereof and will vigorously enforce protection of CW rights if SLM becomes aware CW's rights are being violated or if requested to do so by CW.

5.2 CW RESPONSIBILITIES. In addition to any other obligations of CW under this Agreement, CW shall be responsible for the following:

     5.2.1 CW shall provide the most current release of the standard CW Browser and Builder to SLM for the construction of the CW powdered SLM web sites. As of the date of execution of this Agreement, this is version 4.0 of both the standard CW Browser and the Builder products.

     5.2.2 CW shall work with SLM to facilitate and create the required software links to the CW web site.

     5.2.3 CW shall provide a CW server at CW's expense on site at SLM in order to host the SLM Browser web site.

     5.2.4 CW, subject to the availability of resources, may provide Professional Services if requested by SLM in accordance with the then current CW fees for such services. Prior to commencement of any Professional Services, SLM shall submit a written request for such services and CW shall provide a good faith estimate of the cost of such requested Professional Services.

     5.2.5 CW shall provide two (2) days of training relative to the CW technology at no cost to SLM on CW's site in Canada. This training can be provided to SLM at the SLM site subject to payment of all expenses for travel, food and lodging.

6. FEES, ROYALTIES AND TAXES

6.1 LICENSE FEES. In consideration of the licenses granted herein to SLM, SLM shall pay to CW the non-refundable, irrevocable amount of 25,000 shares of SLM stock (net of any local taxes, royalties or fees) in accordance with Schedule A,
Part I, "Program License Fees".

6.2 ROYALTIES. SLM shall pay to CW, on a monthly basis, Royalties as defined in this Agreement and as indicated and in accordance with Schedule A. SLM shall provide CW with a quarterly report detailing all sources of Royalties payable to CW.

6.3 DIGITAL MEDIA FEES. SLM shall pay to CW, on a monthly basis, the Digital Media fees in accordance with Schedule A.

6.4 ADVERTISING FEES. SLM shall pay to CW, on a monthly basis, Royalties from advertising gross revenue as indicated in Schedule A of this Agreement.



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6.5 TAXES. Prices quoted herein do not include any applicable taxes or duties.
SLM shall pay, indemnify and hold CW harmless from, any and all sales / use, consumption, gross receipts, value-added, personal property, duties or other tax (including interest and penalties imposed thereon) on the transactions contemplated herein.

6.6 GENERAL PAYMENT TERMS. Unless otherwise indicated in this Agreement, SLM shall pay to CW any and all amounts due to CW within fifteen (15) days of the end of each month or as indicated in Schedule A, as applicable. The failure to pay such amounts when due shall be considered a material breach of this Agreement. All amounts referred to herein or in any Schedules hereto are in United States dollars and shall be made without deductions based on any taxes or withholdings, except where such deduction is based on the gross income of CW. The Royalties and/or fees listed in this Agreement do not include taxes, duties, etc. and/or fees imposed by federal, state, provincial or local government. If CW is required to pay sales, use, property, value-added, or other federal, state, provincial or local taxes and/or fees based on the licenses granted or services provided under this Agreement, or the licenses granted or services provided by SLM pursuant to this Agreement, then such taxes shall be billed to and paid by SLM. This shall not apply to taxes based on CW's income. Any amounts due and payable by SLM hereunder which remain unpaid after the due date shall be subject to late penalty fees equal to 1.5% per month from the due date until such amount is paid. SLM agrees to pay any and all media and shipping charges where applicable.

6.7 TIMELY PAYMENTS. Failure on the part of SLM to make timely payments of all Royalties under this Agreement, including without limitation licensing fees, shall be a material breach of this Agreement.

7. REPORTS AND RECORDS

7.1 REPORTS AND PAYMENT. At the end of each quarter, SLM shall provide a written report of all Client activity and royalties for which SLM received compensation or consideration as defined in this Agreement. Payment of any Royalties due to CW shall have this accompanying documentation provided by SLM in accordance with the terms of this Agreement.

7.2 RECORDS INSPECTION. SLM shall maintain books and records in connection with activity contemplated under this Agreement. CW may audit the relevant books, records and computer systems of the SLM to ensure compliance with the terms of this Agreement. Any such audits shall be conducted during regular business hours at the SLM's offices and shall not interfere unreasonably with the SLM's business activities. If an audit reveals that the SLM has underpaid Royalties to CW, SLM shall be invoiced for such underpaid Royalties plus interest on such underpaid Royalties at the lesser of twelve (12) percent per annum or the maximum rate allowed under applicable law, calculated from the time the underpaid Royalties were originally due until the time they are paid, with such payment due immediately upon receipt of invoice. If an audit reveals a 5% or greater non-compliance for any particular quarter by SLM in accordance with the terms of this Agreement, then the SLM shall pay CW's reasonable costs of conducting the audit.


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8. TERM AND TERMINATION

8.1 TERM. This Agreement shall become effective on the Effective Date and shall continue for a term of five (5) years and will automatically terminate without written notice unless the parties mutually agree to an extension prior to the expiration of the Agreement.

8.2 TERMINATION BY CW. CW may terminate this Agreement in the event of the default by SLM in the performance of any of the terms and conditions of this Agreement or any present or future Schedule hereto if SLM fails to correct the breach within the ten (10) day period following delivery of written notice to SLM of such default. This cure period shall not apply to licensee fees that are past due which shall not require any prior written notice. In addition, CW may immediately terminate this Agreement if SLM institutes or if any proceeding is commenced against or affecting SLM;

        a)   seeking to adjudicate it a bankrupt or insolvent;

        b) seeking liquidation, dissolution, winding up, reorganization, arrangement, protection, relief or composition of it or any of its property or debt;

        c) making a proposal with respect to it under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or

        d) seeking to appoint a receiver, trustee, agent, custodian or other similar official for it or for part of its assets or property.

SLM acknowledges that CW's rights of termination in this Agreement are reasonable in the circumstances and have been freely bargained by the parties. In the event of any disagreement or dispute between the parties, SLM agrees that in all events it can be compensated in damages and accordingly waives and agrees to forego all applications for injunctive relief against CW in all jurisdictions. SLM acknowledges and agrees that SLM shall have no claim against CW for damages or otherwise as a result of or arising from the termination of this Agreement.

Should SLM fail to make any payments required hereunder when due then, CW may terminate this Agreement by providing written notice to SLM and declare all sums due and to become due hereunder, immediately due and payable. The cure period indicated above, shall not apply to past due Royalty payments. In addition, use of any and all QBORGS shall be immediately removed from all SLM web sites.

8.3 FORCE MAJEURE. Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by strike, riot, fire, flood, natural disaster, or other similar cause beyond such party's control, provided that such party gives prompt written notice of such condition and resumes its performance as soon as possible, and provided further that the other party may terminate this Agreement if such condition continues for a period of one hundred eighty (180) days.

8.4 EFFECT OF TERMINATION.

        8.4.1 TERMINATION FOR SLM DEFAULT. Upon termination of this Agreement due to SLM's uncured breach or default of this Agreement;



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        a)   all SLM's rights to market and use the CW technology as set forth in this Agreement shall cease;

        b) SLM shall return to CW the CW technology that were provided by CW to SLM in support of this Agreement;

        c) SLM shall certify in writing that all archival or backup copies of any CW technology have been deleted and destroyed;

        d) SLM will continue to provide to CW quarterly reports pursuant and to pay to CW any Royalties due in accordance with this Agreement for a period of one (1) year following termination;

        e)   SLM may not add or develop any new QBORGS.

        f)   The CW Warrants as set forth in Schedule A shall be cancelled

        Should SLM fail to pay any Royalties due, title to and ownership of all QBORGS developed by SLM Clients shall revert to CW immediately.

        8.4.2 EXPIRATION OF AGREEMENT. Upon expiration of this Agreement;

        a) all SLM's rights to market and use the CW technology as set forth in this Agreement shall cease;

        b) except for existing CW inventory which contains SLM Products, all CW's rights to use the SLM Products as set forth in this Agreement shall cease:

        c) SLM shall return to CW any CW technology that was provided by CW to SLM in support of this Agreement;

        d) SLM shall certify in writing that all archival or backup copies of any CW technology has been deleted and destroyed;

        e) SLM will continue to provide to CW quarterly reports pursuant and to pay to CW any Royalties due in accordance with this Agreement for a period of one (1) year following termination;

        f)   SLM may not add or develop any new QBORGS

        g) CW may not add or develop any new CW products which include the SLM Products.

Should SLM fail to pay any Royalties due, title to and ownership of all QBORGS developed by SLM Clients shall revert to CW immediately.

The termination of this Agreement, or any license thereof shall not limit CW from pursuing any other remedies available to it, including injunctive relief, nor shall such termination relieve SLM's obligation to pay all Royalties that have accrued or that SLM has agreed to pay under Schedule A or any or other similar document under this Agreement.

8.5. SURVIVAL OF TERMS. The parties' rights and obligations under Sections 1, Sections 6, 7, 8,. 9, 10 and subsection 2.9 and 2.11 shall survive termination of this Agreement. In addition, the provisions of this Agreement that under a commercially reasonable interpretation reveals that the parties likely would have such provisions survive termination or expiration of this Agreement shall survive to the extent necessary to fulfil the purpose of such provision.

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9. INDEMNITY, WARRANTIES, REMEDIES, LIMITATION OF LIABILITY

9.1 CW INFRINGEMENT INDEMNITY. CW will defend and indemnify SLM with respect to amounts required to be paid to a third party from a claim that the CW technology furnished and used within the scope of this Agreement infringe such third party's United States or Canadian copyright or patent, provided that: (a) SLM notifies CW in writing within seven (7) days of the claim; (b) CW has sole control of the defense and all related settlement negotiations; and (c) SLM provides CW with the assistance, information and authority necessary to perform CW's obligations under this paragraph. Reasonable out-of-pocket expenses incurred by SLM in providing such assistance will be reimbursed by CW.

CW shall have no liability for any claim of infringement based on: (a) use of a superseded or altered release of the CW technology if the infringement would have been avoided by the use of a current unaltered release of the CW technology that CW provides to the SLM; or (b) the combination, operation or use of any CW technology furnished under this Agreement with software, hardware or other materials not furnished by CW if such infringement would have been avoided by the use of the CW technology without such software, hardware or other materials.

In the event any CW technology are held or are believed by CW to infringe such third party's United States or Canadian copyright or patent, CW shall have the option, at its expense, to: (a) modify the CW technology to be non-infringing;
(b) obtain for SLM a license to continue using the CW technology; or (c) terminate the license for the infringing CW technology and refund the license fees paid for such CW technology, prorated over a five (5) year term from the Effective Date. This Section 9.1 states CW's entire liability and SLM's exclusive remedy for infringement.

9.2 SLM"S INFRINGEMENT INDEMNITY. SLM will defend and indemnify CW with respect to amounts required to be paid to a third party from a claim that the SLM Products furnished and used within the scope of this Agreement infringe such third party's United States or Canadian copyright or patent, provided that: (a) CW notifies SLM in writing within seven (7) days of the claim; (b) SLM has sole control of the defense and all related settlement negotiations; and (c) CW provides SLM with the assistance, information and authority necessary to perform SLM's obligations under this paragraph. Reasonable out-of-pocket expenses incurred by CW in providing such assistance will be reimbursed by SLM.

In the event the SLM Products are held or are believed by SLM to infringe such third party's United States or Canadian copyright or patent, SLM shall, solely at SLM's option, obtain for CW a license to continue using the SLM Products at no cost to CW; or (c) terminate the license for the infringing SLM Products and pay to CW an amount not to the cost to CW to rectify with it's customers the withdrawal of the SLM Products.

9.3 SOFTWARE LICENSE AGREEMENT WARRANTIES. The only warranties that CW shall make in connection with the CW technology shall be those set forth in the applicable Software License Agreement and such warranties and all limitations in respect of such warranties shall be deemed to be incorporated herein as if set forth herein at length. SLM shall not make any warranty on CW's behalf.

9.4 LIMITATION OF LIABILITY. IN NO OTHER EVENT, INCLUDING TERMINATION OF THIS AGREEMENT, SHALL CW BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN THOUGH CW HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. CW'S LIABILITY FOR DAMAGES HEREUNDER SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID BY SLM UNDER THIS AGREEMENT, AND IF SUCH DAMAGES RESULT FROM SLM OR CLIENT'S USE OF THE CW TECHNOLOGY, SUCH LIABILITY SHALL BE LIMITED TO LICENSE FEES PAID FOR THE RELEVANT CW TECHNOLOGY GIVING RISE TO THE LIABILITY, PRORATED OVER A FIVE (5) YEAR TERM FROM THE EFFECTIVE DATE OF THIS AGREEMENT.

9.5 EQUITABLE RELIEF. SLM acknowledges that any breach of its obligations with respect to proprietary rights of CW will cause CW irreparable injury for which there are inadequate remedies at law and that CW shall be entitled to equitable relief in addition to all other remedies available to it.

10. GENERAL TERMS AND CONDITIONS

10.1 CONFIDENTIAL INFORMATION.

        10.1.1 DEFINITION. As used in this Agreement, the term "Confidential Information" shall include but not be limited to any information that has economic value to the party and which are not known to the general public at large and that includes, but is not limited to trade secrets, video technology, knowledge concerning each parties products, marketing strategy, customer accounts, service requirements and information concerning research development and marketing of each party" products and/or services.

        10.1.2 GENERAL. Each party shall treat as confidential all "Confidential Information" of the other party, shall not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, shall implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party's Confidential Information and shall not disclose such Confidential Information to any third party except as may be necessary and required in connection with the rights and obligations of such party under this Agreement, and subject to confidentiality and nonuse obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties shall use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care. The parties further agree to keep confidential the terms and conditions of this Agreement. Each parties Confidential Information shall remain the sole and exclusive property of that party.

        10.1.3 EXCEPTIONS. Notwithstanding the above, neither party shall have liability to the other with regard to any Confidential Information of the other which: (i) was generally known and available in the public domain at the time it was disclosed or becomes generally known and available in the public domain through no fault of the receiver; (ii) was known to the receiver at the time of disclosure as shown by the files of the receiver in existence at the time of disclosure; (iii) is disclosed with the prior written approval of the discloser;
(iv) was independently
developed by the receiver without any use of the discloser's Confidential Information; or (v) becomes known to the receiver from a source other than the discloser without breach of this Agreement by the receiver and otherwise not in violation of the discloser's rights.

        10.1.4 REMEDIES. If either party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the other party shall be entitled to seek equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages.

10.2 COPYRIGHTS. The CW technology is copyrighted by Cyberworld and SLM shall not modify the copyright notices on the CW technology. CW shall not modify any copyright notices on any SLM Products.

10.3 TRADEMARKS. "CYBERWORLD", "CYBERHOME", "QBORG", and "Emerchandiser", are the trademarks of CW and SLM shall have no rights in such marks except as expressly set forth herein and as specified in writing from time to time. SLM's use of CW's trademarks shall be in accordance with CW's trademark policies and procedures in effect from time-to-time. SLM agrees not to use the trademark "CYBERWORLD" or "QBORG" or any mark beginning or ending with the words "CYBERWORLD," "CYBERHOME," "QBORG" or any other mark likely to cause confusion with the trademark "CYBERWORLD", "CYBERHOME" or "QBORG" or as any portion of the SLM's tradename, or trademark for any other products or services of SLM. SLM shall have the right to use the trademark "CYBERWORLD, "CYBERWORLD" or "QBORG" and other CW trademarks solely to refer to CYBERWORLD's products and/or services.

SLM agrees with respect to each registered trademark of CW, to include in each advertisement, brochure, or other such use of the trademark, the trademark symbol "circle R" and the following statement:

CYBERWORLD is a registered trademark of CYBERWORLD International Corporation, Mississauga, Ontario

Unless otherwise notified in writing by CW, the SLM agrees, with respect to every other trademark of CW, to include in each advertisement, brochure, or other such use of the trademark, the symbol "TM" and the following statement:

Before publishing or disseminating any advertisement, press release or promotional materials bearing one or more trademarks of CW, the SLM agrees to deliver a sample of the advertisement, press release or promotional materials to CW for prior approval, and such approval shall not be unreasonably withheld. Should CW notify SLM that the use of the CW trademark is inappropriate, SLM will not publish or otherwise disseminate the advertisement, press release or promotional materials until they have been modified to CW's satisfaction.

SLM shall not market the CW technology in any way that implies that the CW technology is the proprietary product of SLM or of any party other than CW.

10.4 RELATIONSHIPS BETWEEN PARTIES. In all matters relating to this Agreement, SLM will act as an independent contractor. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, nor to represent the other party as agent, employee, franchisee, or in any other capacity.

10.5 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. SLM may not assign or otherwise transfer any rights under this Agreement without CW's prior written consent.

10.6 NOTICE. All notices, including notices of address change, required to be sent hereunder shall be in writing and when sent in writing shall be deemed to have been given when delivered by courier service or mailed by first class mail to the SLM to the address listed in the recital above or to the CW address in Mississauga, Ontario, as applicable.

10.7 GOVERNING LAW/JURISDICTION. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the laws of the Province of Ontario, Canada and shall apply regardless of any conflict of laws provisions. This Agreement will not be governed by the United Nations Convention of Contracts for the International Sale of Goods, the application of which is expressly excluded. In event of any dispute between the parties hereto, the parties will attempt in good faith to agree on the rights of the respective parties concerning such dispute. If no such agreement can be reached within thirty (30) days after good faith negotiation, either party may demand mediation of the matter. If no such agreement can be reached within thirty (30) days after good faith mediation, the parties may proceed legal action within the courts. The parties agree that any legal action or proceeding relating to this Agreement shall be instituted in any provincial or federal court in the Province of Ontario. CW and SLM agree to submit to the jurisdiction of, and agree that venue is proper in, the aforesaid courts in any such legal action or proceeding.

10.8 SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will remain in full force and effect.

10.9 EXPORT. SLM agrees to comply fully with all relevant export laws and regulations of the United States and Canada to assure that neither the CW technology, nor any direct product thereof, are exported, directly or indirectly, in violation of United States and/or Canadian law.

10.10 NON-SOLICITATION. During the term of this Agreement, the CW and SLM shall not solicit or assist any third party to solicit any employee of the other party to become an officer, director, employee or agent of any corporation of such third party, or otherwise entice away from the employment of the other company any employee of that company.

10.11 WAIVER. The waiver by either party of any default or breach of this agreement shall not constitute a waiver of any other or subsequent default or breach.

10.12 PRESS RELEASES: CW may use the SLM name in a press release disclosing the parties and the nature of this Agreement and in advertising re CYBERWORLD disclosing SLM's name and Clients name, in each case with the prior written approval of the SLM, such approval not to be unreasonably withheld.

10.13 ENTIRE AGREEMENT. This Agreement and the attached Schedules constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. This

Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one of the same document. All terms and conditions of any SLM purchase order or other ordering document hall be superseded by the terms and conditions of this Agreement and shall be of no force and effect unless CW specifically agrees to any such terms and conditions in writing.


IN WITNESS WHEREOF the parties have executed this Agreement.


CYBERWORLD                             SLM


_/s/ Keith H. Soley                       /s/ Robert M. Schultz
----------------------------------     -----------------------------------
Signature                              Signature

   Keith H. Soley                         Robert M. Schultz
----------------------------------     -----------------------------------
Name (typed or printed)                Name (typed or printed)

   President                              Vice President-Finance
----------------------------------     -----------------------------------
Title                                  Title

   November 14, 1999                      November        , 1999
----------------------------------     -----------------------------------
Date                                   Date

                                   SCHEDULE A
                               FEES AND ROYALTIES

1. PROGRAMS LICENSE FEES

In accordance with Section 6 of the Agreement, SLM shall provide to CW as consideration for the rights granted herein, to SLM 25,000 shares of SLM common stock which shall be equal to an amount for the license fee and all software maintenance over the term of the Agreement. Such stock is to be registered in the next group of SLM stock registered and shall have full piggyback rights as relates to any SLM common stock registered between the Effective Date of this Agreement and the date the stock granted to CW is registered.

2. DIGITAL MEDIA FEES

Providing, SLM creates, produces and distributes Digital Media at its own expense for promotion of the SLM web sites and/or web properties developed pursuant to this Agreement, and providing such Digital Media do not produce any Gross Revenue, as defined in the Agreement, such distribution shall be royalty free.

Should SLM receive payments, directly or indirectly, relating to the creation, production, and / or distribution of any Digital Media that involves the use or display of the CW Programs in any way, SLM shall pay to CW a royalty of 5% of the total of such payments.

3. ROYALTIES (EXCLUDING ADVERTISING AND/OR SPONSORSHIP ROYALTIES)

In accordance with Section 6 of the Agreement, SLM shall pay to CW a 5% royalty based upon the gross value of the consideration that SLM receives in any form, specifically excluding any advertising or sponsorship fees, such as but not limited to licensing fees, digital media fees, consulting fees, software development, 3D mail, rents, commissions or any other kind of consideration and/or fees, etc. that result directly or indirectly from the use of the CW technology by SLM. Royalties shall be calculated upon the gross value of each Client transaction with SLM, including without limitation, the value of applicable taxes.

4. ADVERTISING AND/OR SPONSORSHIP FEES

Should the CW technology be used for revenue producing SLM or Client advertising and/or Client sponsorship, including without limitation any advertising or sponsorship on Digital Media either directly or indirectly, SLM agrees to pay to CW a royalty of the total consideration received by SLM from Clients measured against the number of "unique" SLM Browsers registered off the SLM website ("Users") EACH year by Clients as follows:

1-50,000              15%      150,001 - 200,000:      12%
50,001 -100,000:      14%      200,001 - 250,000:      11%
100,001-150,000:      13%      250,001 - 300,000:      10%

Such Users shall be cumulative annually only and shall not accumulate from year to year. SLM shall provide written quarterly reports as to the number of such Users and the royalty rate for the subsequent quarter shall be in accordance with the number of Users reported.

"Unique" Users shall mean one valid Client name/address. Should a Client download the SLM Browsers and register more than once, such Client shall only be counted for the first download.

5. CW WARRANTS

In accordance with Section 2.7 of the Agreement, CW shall make available to SLM 500,000 warrant options under the following terms and conditions:

               250,000 warrants at US $ 1.00 per unit
        and    250,000 warrants at US $ 2.00 per unit

CW, following execution of this agreement, will provide to SLM a formal warrant agreement that will confirm the terms and conditions of the warrants. Nominally, these warrants will have a five year term, commencing from the date of execution of this agreement and, provided the agreement is in good standing, can be exercised by SLM at the end of the five years or sooner. These warrant options must be exercised in the event that a liquidation event takes places within CW. CW agrees to provide to SLM written notification, delivered by courier to SLM offices of CW's intent to execute a liquidation event, such as an IPO, merger or acquisition of all or substantially all of CW's assets. SLM shall have the right to exercise any and all outstanding warrant options within ten (10) working days from receipt of such notification. Should SLM fail to exercise such options within the ten (10) day period, such options shall revert back to CW.

SLM must exercise these warrant options on or before November 14, 2004. Should SLM fail to exercise such options on or before November 14, 2004, such options shall revert back to CW. This agreement must be in good standing for SLM to be able to exercise these warrants. Should this agreement be terminated, all warrants not exercised will revert back to CW. Should this agreement not be in good standing SLM will not have the right to exercise these warrant options until the contract is returned to a good standing status.

6. PROFESSIONAL SERVICES FEES

SL shall pay to CW $250 per hour for design and development or supervisory personnel or $150 per hour for content development personnel. CW reserves the right to increase Professional Services Fees not to exceed 5% per year

7. CURRENCY

In the event that SLM charges a Client in a currency other than the US$ then CW will be paid its fees and/or Royalties in US $ calculated at the accepted conversion rate on the day that the transaction took place. The US $ equivalent shall not be less than then the minimums quoted herein.